Exhibit 99.1

PROPOSED TERMS FOR COMMERCIAL RELATIONSHIP1

This term sheet (this “Term Sheet”) is a statement of mutual intention, not a binding commitment with respect to any contract or other matter. Without limiting the foregoing, subject to compliance with the Binding Provisions (defined below) the failure of RadioShack and Sprint to reach or enter into definitive agreements with respect to the matters contemplated by this Term Sheet (the “Definitive Agreements”) or any other matter will not be construed as a breach of this Term Sheet by RadioShack, Sprint or the Debtor, no withdrawal from or termination of negotiations prior to signing any Definitive Agreements, for whatever reason or for no reason, will be determined to be in bad faith and no such withdrawal or termination will give any party a right or cause of action against any party. A legally binding obligation with respect to the transactions contemplated hereby will arise only upon execution and delivery of Definitive Agreements by RadioShack and Sprint (together with its designated affiliates, “Sprint”), and then only on the terms and conditions set forth therein. Notwithstanding the foregoing, the provisions in this introduction and set forth below under the categories of “Stores not Acquired Pursuant to APA”, “Expense Reimbursement,” “Governing Law and Dispute Resolution” and “Support of Bidding Process” (collectively the “Binding Provisions”) will be binding upon the parties hereto. This Term Sheet will be governed in all respects by the laws of the State of Delaware, without regard to the conflict of laws principles thereof. Unless otherwise specified, references to RadioShack herein are to such entity as may acquire certain assets of the existing RadioShack in a sale approved under Section 363 of the Bankruptcy Code (which may be either the stalking horse bidder or another bidder), which may also be referred to as the “Buyer”, pursuant to an Asset Purchase Agreement (the “APA”) between the existing RadioShack (the “Debtor”) and the Buyer. RadioShack and Sprint are referred to herein collectively as the parties.

General	The parties will establish co-branded RadioShack-Sprint stores for the sale of RadioShack retail products, warranties, services and accessories and Sprint-Branded mobile devices (including Boost, Virgin and any other existing or new Sprint brands) that operate on the Sprint wireless network (including but not limited to mobile handsets, tablets, mobile broadband, Sprint Phone Connect etc.) (“Mobile Devices”) and the associated postpaid, prepaid and related service plans (“Mobile Services”) in the U.S. in a “store-within-a-store” format.

[1]	Nothing contained herein shall limit or absolve any existing obligation or payment owed to the Debtor or its estate or prevent the Debtor or its estate from taking any action in furtherance of the enforcement or collection of such obligations or payments, including, without limitation, any obligations or payments owing to the Debtor or its estate by third parties (including cellular carriers).

The parties’ objectives are to (1) provide Sprint with a substantial immediate increase in Sprint’s branded footprint with operational synergies, (2) simplify and improve the profitability of RadioShack’s mobility business and (3) increase customer traffic of both parties from each other’s customers.

Upon closing of the sale contemplated by the APA, RadioShack would own approximately 2,100 stores (the “Stores”) and related assets. The parties will work together to determine optimal branding for the Stores.

RadioShack and Sprint will work together to negotiate with the landlords for restructuring the leases to their mutual benefit with respect to the initial term, any renewed terms, assignment and sub-tenancy, buyout option, and other terms or issues identified by the parties.

Prior to the closing of the sale contemplated by the APA, the parties will agree acting reasonably and in good faith on (i) up to approximately 800 of the Stores to be “Sprint Leased Stores”, (ii) approximately 950 of the Stores to be “RadioShack Leased Stores” and (iii) any remaining Stores as determined solely by RadioShack as independent RadioShack Stores (together with any other RadioShack store that is not a Sprint Leased Store or Radio Shack Leased Store, the “Independent Stores”). The Definitive Agreements will also provide a mechanism for additional Sprint stores-within-a-RadioShack-store upon mutual agreement of the parties.

Sprint will have the right to review and approve (which approval shall not be unreasonably withheld or delayed) the business / operating plan including operating partners and management. The operating plan will contain quarterly financial and operating covenants, as defined per the Definitive Agreements, with which RadioShack must comply. If RadioShack is not in compliance with such covenants, Sprint will have the ability to cease funding for the build out of the store-within-a-store and will resume such build out only if RadioShack cures in a reasonable time period to be specified in the Definitive Agreements.

The terms and conditions of all debtor-in-possession financing, bid procedures, sale order and disposition of leases shall be consistent with this Term Sheet and the Definitive Agreements.

For so long as Sprint does not enter into any agreement with another bidder or RadioShack in connection with another bidder’s proposed acquisition of a material portion of the Debtor’s stores and/or assets, Sprint must consent to all relevant pleadings to which it is a party related to the APA and the sale thereunder, including but not limited to bid procedures, sale order and disposition of all leases by bankruptcy court order and/or landlord consent, as the case may be, relating to Sprint Leased Stores and RadioShack Leased Stores (such consent not to be unreasonably withheld, conditioned or delayed).

Store-Within-a-Store Build Out

RadioShack will be responsible, at its cost, for clearing the applicable space within Sprint Leased Stores and RadioShack Leased Stores to set up the Sprint-store-within-a-RadioShack-store therein.

Sprint’s obligation to pay its share of store rent and occupancy and other direct overhead costs (as defined below) for any Sprint Leased Store or RadioShack Leased Store will commence upon the completion by RadioShack of clearing the applicable space within such Sprint Leased Store or RadioShack Leased Store. RadioShack and Sprint will work together to quickly determine build-out designs and selection of applicable space.

Sprint will use reasonable best efforts to open a store-within-RadioShack-store at each Sprint Leased Store and RadioShack Leased Store within 12 months following the sale pursuant to the APA, subject to automatic extensions for delays caused by matters not within Sprint’s reasonable control. All such build out costs will be borne by Sprint.

Key Terms Applicable to Sprint Leased Stores and RadioShack Leased Stores	With respect to each of the Sprint Leased Stores and RadioShack Leased Stores, the following terms will apply:

	•	Sprint will pay RadioShack store rent and occupancy and other direct overhead costs[2] (“Rent and Overhead”) for RadioShack Leased Stores as set forth on Exhibit A.

[2]	Direct overhead costs to be defined and specifically set forth in the Definitive Agreements

•	Sprint will own and hold title in all of Sprint’s leasehold improvements and Sprint’s furniture and trade fixtures in the Sprint Leased Stores and RadioShack Leased Stores, other than such items that constitute real property under applicable law.

•	The parties will enter into a Shareholders Agreement (or other operative agreement) that will provide that in the event of a subsequent filing for bankruptcy of RadioShack, Sprint’s Commission Credit related to store-within-a-store improvements in RadioShack Leased Stores that has not been amortized by Revenue Share Payments as described below shall be paid in full by the proceeds of such bankruptcy before common equity receives any consideration (the “Amortization Obligation”).

•	Sprint will be the lead tenant on the leases for the Sprint Leased Stores (which may total up to approximately 800 at Sprint’s election) and the Debtor shall assign these leases directly to Sprint; provided that, RadioShack will be a sub-tenant on such leases, and, to the extent permitted by the applicable lease, RadioShack shall have an option to take an assignment of the lease from Sprint if Sprint decides to terminate such store.

•	RadioShack will be the lead tenant on the RadioShack Leased Stores and the Debtor shall assign these leases directly to RadioShack; provided that, Sprint will be a sub-tenant on such leases, and, to the extent permitted by the applicable lease, Sprint shall have an option to take an assignment of the lease from RadioShack if RadioShack decides to terminate such store.

•	Sprint will have priority with respect to signage rights, assuming approximately 60% of the total available space for the sign, and each party will bear their pro rata share of signage cost assuming a 60%/40% split of the available signage space.

•	Sprint’s Mobile Device offerings will be similar at both Sprint Leased Stores and RadioShack Leased Stores.

	•	Sprint will have the right to use up to 600 contiguous usable square feet in each Sprint store-within-a-store in a Sprint Leased Store and RadioShack Leased Store. Store hours will be maintained as provided in the Definitive Agreements.

Lease Payments, Rent and Overhead	RadioShack will be responsible for all lease payments on RadioShack Leased Stores and Independent Stores. Sprint will be responsible for all lease payments on Sprint Leased Stores.

Termination of Stores

Either party may determine to terminate its operations in any Sprint Leased Store or RadioShack Leased Store upon 90-days’ notice to the other party and, following delivery of such notice, the applicable Store will be wound down subject to neither party continuing to operate per the provisions below, in accordance with procedures to be set forth in the Definitive Agreements (including provisions to share in the wind down costs on a pro-rata basis), provided that the total number of Stores in which either or both parties can terminate their operations in any 12-month period shall not exceed 15% of the total number of Sprint Leased Stores and RadioShack Leased Stores that are in operation at closing without the other party’s consent. The Definitive Agreements shall specify how the 15% of stores that can be closed is allocated.

The Definitive Agreements will contain notice and related provisions and provide for the wind down of rent and overhead cost in respect of the closing of Sprint Leased Stores and/or RadioShack Leased Stores after which point in time, the party that is the lessee will be obligated to assume 100% of Rent and Overhead.

Upon Sprint’s termination of any Sprint Leased Store or its operations in a RadioShack Leased Store, Sprint will be responsible for removing the store-within-RadioShack-store build out at such Store. RadioShack will have the right to takeover any Sprint Leased Store that Sprint terminates, if allowed by the applicable lease.

Upon RadioShack’s termination of any RadioShack Leased Store, and/or its operations in any Sprint Leased Store, RadioShack will be responsible for removing the RadioShack build out at such store. Sprint will have the right to takeover any RadioShack Leased Store that RadioShack terminates, if allowed by the applicable lease.

Revenue Share

The Definitive Agreements will provide for a revenue sharing arrangement as set forth on Exhibit B. Payment terms for the revenue sharing payments will be net 30 days after the end of the measurement month, except for the sales of Apple iPhones, which payment terms will be net 45 days after the end of the measurement month.

The revenue payment structure as outlined above will begin immediately following the closing of the sale contemplated by the APA. Following the closing of the sale contemplated by the APA, Sprint will be entitled to offset the revenue share commissions against any amounts owed by RadioShack to Sprint under the MSA or any other agreement to the extent such amounts are incurred following such closing.

MSA	Amendments to the MSA for Independent Stores to be in effect following the closing of the sale contemplated by the APA will be finalized together with the negotiation of the Definitive Agreements. RadioShack acknowledges that the framework proposed by Sprint pursuant to the MSA forwarded to the Debtor on 2/1/15 will be the basis for these discussions.

Stores not Acquired Pursuant to APA	Following the closing of the sale contemplated by the APA, with respect to any leases for Debtor stores that are not included in the sale pursuant to the APA and that the Debtor otherwise intends to reject, the Debtor will attempt to assign to Sprint any such leases that Sprint would like to acquire prior to such leases being rejected in the bankruptcy proceedings, subject to Sprint bearing any applicable carrying costs and cure costs related to such leases.

Store-within-a-Store Merchandise	Sprint will maintain a commercially reasonable level of inventory of Sprint branded post-paid and pre-paid Mobile Devices and the associated postpaid and prepaid service plans (including Boost, Virgin and any other existing or new Sprint brands) at each Sprint Leased Store and RadioShack Leased Store. Such inventory will be paid for and owned by Sprint.

Term	Seven years; thereafter, renewing for an additional 7-year term if mutually agreed by the parties.

Exclusivity with Respect to Mobile Devices	RadioShack will not carry or sell non-Sprint branded Mobile Devices or postpaid or prepaid service plans at any Sprint Leased Store or RadioShack Leased Store following transition periods set forth in the Definitive Agreements (except for RadioShack’s exclusive relationship with any mutually agreed mobile carrier or brand).

Distribution	Distribution arrangements to be set forth in the Definitive Agreements.

Independent RadioShack Stores	RadioShack may carry non-Sprint branded mobile devices and products in Independent Stores in its sole discretion and will have no obligation to carry Sprint branded Mobile Devices, provided that any Independent Store that carries any national carrier’s post-paid and pre-paid mobile devices will provide Sprint the option for such store to also carry Sprint branded post-paid and pre-paid Mobile Devices. RadioShack may not co-brand any Independent Store with the brand of any other company.

Marketing	The Definitive Agreements will include provisions for joint marketing by circulars, promotions, etc.

Web-Based Connectivity	The Definitive Agreements will include provisions for connectivity between Sprint and RadioShack on-line websites/apps, including store locator maps, etc. RadioShack’s online store will provide for the sale of Sprint branded Mobile Devices.

Sprint Store Design, Signage and Displays	Sprint and RadioShack will work to mutually agree on design, format, signage, merchandising fixtures, logo, etc. for the Sprint Leased Stores and RadioShack Leased Stores, subject to Sprint having the final approval rights for the design of the store-within-a-store format. The Sprint store-within-a-store will generally be located in the front right of the store (the store-within-a-store design, layout, square footage and location with the store is referred to as the “SWAS Design”). The Definitive Agreements will include provisions for how storefront signage will be handled. Sprint will be the dominant brand on the store front signage (and shopping center marquee where applicable) and in advertising for these stores.

Staffing	Sprint will provide staffing of Sprint-stores-within-RadioShack-stores. Such staff to be Sprint employees or authorized agents of Sprint and will be compensated by Sprint. RadioShack will provide staffing of RadioShack stores (other than staffing of Sprint-stores-within-RadioShack-stores). Such staff to be RadioShack employees or authorized agents of RadioShack and will be compensated by RadioShack.

Order Processing and Fulfillment	Sprint will fulfill orders from the Sprint-stores-within-RadioShack-stores, provide customer service to customers of such Sprint-stores-within-RadioShack-stores and be responsible for warranty, returns, replacements, etc. for sales made from such Sprint stores. The Definitive Agreements will set forth methods to be used to drive the selling process of Sprint and RadioShack merchandise regardless of whether executed by Sprint employee or RadioShack employee. The Definitive Agreements will also set forth the integration requirements to be achieved to enable a logical, customer centric transactional capability.

Revenue; Customer Payment Processing

Revenue from Sprint-stores-within-RadioShack stores will accrue to Sprint (including Sprint’s Total Equipment Protection) and revenues from RadioShack’s retail business will accrue to RadioShack. The strategy and revenue share for accessories and fix-it services is to be negotiated in connection with negotiation of the Definitive Agreements.

The parties will work together to determine how to process customer transactions on behalf of each other, when possible, to provide for the best customer experience, subject to potential transitional arrangements to be set forth in the Definitive Agreements.

Sales Reporting	As provided in the Definitive Agreements.

Additional RadioShack Responsibilities

Perform opening and closing of RadioShack stores and maintain store hours as provided in the Definitive Agreements.

Maintain the RadioShack stores with commercially reasonable levels of staffing and merchandise. Maintain local and district management of RadioShack stores.

Maintain store conditions with respect to the RadioShack portion of Sprint Leased Stores and RadioShack Leased Stores in accordance with lease terms and in furtherance of a commercially acceptable appearance.

Provide broadband capabilities for all locations where there is a Sprint-store-within-a-RadioShack-store.

Not accept in the sale pursuant to the APA non-Sprint mobility contracts with respect to any Sprint Leased Store and RadioShack Leased Store.

RadioShack must obtain Sprint’s approval for any significant change to the existing business model or operations, such approval not to be unreasonably withheld, conditioned or delayed.

RadioShack will commit to invest an aggregate of $88 million of positive free cash flow in capital expenditures for store improvements following the closing of the sale contemplated by the APA. RadioShack will use its reasonable best efforts to invest such capital as quickly as possible. Until such capital expenditures have been completed, RadioShack shall not pay any dividends nor repay any (i) debt, or (ii) other obligation, in each case owing to its equityholders. Notwithstanding the foregoing, RadioShack shall be permitted to make normal course repayments under an asset backed revolving credit facility held by its equityholders.

Additional Sprint Responsibilities

Maintain technology infrastructure for Sprint-stores-within-RadioShack-stores, including bearing the parties’ costs associated with any upgrades or changes in Sprint’s systems.

Maintain store conditions with respect to the Sprint portion of Sprint Leased Stores and RadioShack Leased Stores in accordance with lease terms and in furtherance of a commercially acceptable appearance.

Provide security of Sprint branded postpaid and prepaid Mobile Devices. Sprint will be allocated the necessary back office space to install safes to protect its inventory of Mobile Devices.

Conduct of Parties	Each of RadioShack and Sprint will conduct all aspects of its activities in relation to the transactions contemplated hereby in compliance with applicable law and in a manner consistent with the preservation and promotion of the image, reputation and goodwill associated with RadioShack and Sprint.

Other Provisions	The Definitive Agreements will address other customary matters, including confidentiality obligations, force majeure, legal compliance, representations and warranties, indemnification and limitations on liability.

Independent Contractors	The nature of the commercial relationship between RadioShack and Sprint will be that of independent contractors.

Governing Law; Dispute Resolution	The commercial relationship between RadioShack and Sprint will be governed by Delaware law, without regard to the conflict of laws principles thereof. Any disputes will initially be referred to designated representatives of the respective parties for the purpose of exploring the possibility of informal resolution. Disputes that the parties cannot resolve informally will be subject to resolution by litigation to be conducted in Wilmington, Delaware.

Closing

The Definitive Agreements will be effective concurrently with the closing of the sale pursuant to the APA, subject to the following conditions:

Completion of Definitive Agreements satisfactory to both parties (including Sprint’s reasonable satisfaction with: i) the list of Sprint Leased Stores and RadioShack Leased Stores, ii) the lease terms for, and the assignment of the leases to, at least 90% of the total number of Sprint Leased Stores (e.g., approximately 720 of the total approximate 800 Sprint Leased Stores); and iii) the lease terms for, and the proposed sublease agreements for at least 90% of the total number of RadioShack Leased Stores (e.g., approximately 855 of the total approximate 950 RadioShack Leased Stores).

Satisfaction of all conditions under the APA, including but not limited to equity and debt funding, and closing of the sale thereunder.

Line of Credit	Sprint shall use commercially reasonable efforts to assist RadioShack in obtaining a $40 million line of credit from a party or third parties to fund near-term working capital expenses.

Support of Bidding Process

Sprint will negotiate the terms of the Definitive Agreements with the stalking horse bidder diligently and in good faith, and will use its reasonable best efforts to conclude such negotiations and to prepare an execution version of the Definitive Agreements no later than the tenth day following the commencement of the Debtor’s Chapter 11 case (the “Target Completion Date”). Sprint will keep the Debtor reasonably apprised on a current basis of the status of any discussions or negotiations between Sprint and the stalking horse purchaser (or any of their respective affiliates or representatives) with respect to the transactions contemplated hereby. On the tenth day following the commencement of the Debtor’s Chapter 11 case, Sprint will provide to the Debtor copies of the then-current draft or execution version of each definitive agreement potentially to be entered into between Sprint and the stalking horse bidder (or any of their respective affiliates) in connection with such transactions. Sprint will provide copies of the execution versions of each Definitive Agreement entered into or to be entered into in connection herewith. To the extent that there are any material revisions subsequently made to any of the documents referred to in the immediately preceding sentence, Sprint shall provide copies thereof to the Debtor as promptly as reasonably practicable. Sprint acknowledges and agrees that the Debtor may use the information and documentation provided to it pursuant to this paragraph to facilitate the potential sale of the Stores and related assets to one or more other potential bidders.

Sprint shall negotiate the terms of the Definitive Agreements with each such other potential bidder to which it consents (such consent not to be unreasonably withheld, conditioned or delayed) diligently and in good faith, and shall use its reasonable best efforts to conclude such negotiations and to prepare an execution version of the Definitive Agreements no later than the date established by the Bankruptcy Court by which other potential bidders must submit bids for the Stores and related assets; provided that prior to the Target Completion Date Sprint may focus exclusively on negotiations with the stalking horse bidder. Sprint shall keep the Debtor reasonably apprised on a current basis of the status of any discussions or negotiations between Sprint and any other potential bidder with respect to the transactions contemplated hereby.

Expense Reimbursement	If the closing of the sale pursuant to the APA does not occur and the stalking horse bidder is entitled to a reimbursement of expenses under the APA, then the Debtor shall reimburse Sprint’s reasonable out-of-pocket expenses incurred in connection with the evaluation and negotiation of this Term Sheet and the Definitive Agreements unless (1) Sprint enters into any agreement with another bidder or RadioShack in connection with another bidder’s proposed acquisition of a material portion of the Debtor’s stores and/or assets or (2) the failure of the sale pursuant to the APA to occur and the failure of Sprint to enter into such other agreement shall have resulted from (a) Sprint’s willful misconduct or failure to act in good faith and cooperate with the Debtor, the stalking horse bidder and/or any other potential bidder or (b) Sprint’s unreasonable refusal to timely provide any required consent or to enter into an agreement with the stalking horse bidder or any other potential bidder on terms substantially similar to, or better than, the terms contemplated by this Term Sheet. The Debtor’s obligation to reimburse Sprint’s expenses pursuant to this Section is subject to approval by the Bankruptcy Court.

By signing below, the parties acknowledge the terms and conditions of this Term Sheet and agree upon the binding terms set forth herein.

Sprint Solutions, Inc.

By:	/s/ Michael C. Schwartz

Date:	2/5/15

Name:	Michael C. Schwartz

Title:	Senior Vice President Corporate Strategy and Development

RadioShack as the Debtor

By:	/s/ Joseph Magnacca

Date:	2/5/2015

Name:	Joseph Magnacca

Title:	Chief Executive Officer